Filed Pursuant to Rule 424(b)(3)

Registration No. 333-147600

FINAL TERMS DATED October 21, 2026

QUEENSLAND TREASURY CORPORATION

Issue of US$2,000,000,000 U.S. Medium-Term Notes

Guaranteed by The Treasurer on behalf of The Government of Queensland under the US$10,000,000,000 U.S. Medium-Term Note Facility

1.	(i) Issuer: (ii) Guarantor:	Queensland Treasury Corporation The Treasurer on behalf of the Government of Queensland

2.	Principal Amount and Specific Currency:	US$2,000,000,000

3.	(i) Issue Price:	99.291%

	(ii) Dealers’ fees and commissions paid by Issuer (fees and commission will not be taken out of Net proceeds to Issuer):	0.175%

	(iii) Net proceeds to Issuer:	US$1,985,820,000

4.	Status:	Senior Note

5.	Specified Denominations:	US$2,000 and integral multiples of US$1,000 for amounts in excess of US$2,000

6.	(i) Issue Date:	October 28, 2026 (T+5)

	(ii) Interest Payment Dates:	April 28 and October 28 of each year, commencing April 28, 2027

	(iii) Regular Record Dates:	April 20 and October 20

7.	Maturity Date:	October 28, 2036

8.	Redemption:	No redemption at the option of the Issuer prior to Maturity (other than for tax reasons). No redemption at the option of noteholder(s) prior to Maturity.

9.	Listing:	The Issuer will apply for the listing of the Notes on the Australian Securities Exchange.

10.	FIXED RATE NOTES:	Applicable

11.	Interest Rate:	The Notes will bear interest from and including October 28, 2026 at the rate of 5.375% per annum, payable semi-annually in arrears.

12.	Benchmark Rate:	UST 4.625% due August 15, 2036

13.	Benchmark Price/Yield	96-11 / 5.102%

14.	Re-offer spread to Benchmark Treasury:	36.6 bp

15.	Re-offer spread to 10-Year Mid-Swap Rate	74 bp

16.	Re-offer Yield:	5.468%

17.	Re-offer Price:	99.291%

18.	FLOATING RATE NOTES:	Not Applicable

19.	GENERAL PROVISIONS:

20.	Business Day Convention:	Following Business Day Convention

21.	Business Days:	New York and Sydney

22.	Alternative Day Count Fraction:	30/360

23.	Form of Note:	Permanent Global Note

24.	Dealers:	BofA Securities, Inc., Citigroup Global Markets Limited, Commonwealth Bank of Australia, J.P. Morgan Securities plc and RBC Capital Markets, LLC

25.	Dealer acting in capacity of:	Principal

26.	Paying Agent:	Deutsche Bank Trust Company Americas

27.	Calculation Agent:	Deutsche Bank Trust Company Americas

28.	Covenant Defeasance:	Not Applicable

29.	CUSIP:	74830XCM8

30.	ISIN:	US74830XCM83

31.	Ratings*	S&P: AA (stable) Moody’s: Aa1 (stable) Fitch: AA+ (stable)

Signed on behalf of the Issuer:

By:

Duly authorized

*

A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities at +1-646-855-6433, CBA at +1-212-336-7712, Citigroup at +1-800-831-9146, J.P. Morgan at +1-212-834-4533 or RBC Capital Markets at +1-212-618-7706.

The Issuer expects that delivery of the Notes will be made against payment therefor on or about October 28, 2026, which will be the fifth U.S. business day following the date of these Final Terms (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle on the following U.S. business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to the U.S. business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on any date prior to the U.S. business day before delivery should consult their own advisor.

NOTIFICATION UNDER SECTION 309B(1)(C) OF THE SECURITIES AND FUTURES ACT 2001 OF SINGAPORE—In connection with Section 309B of the Securities and Futures Act 2001 of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), unless otherwise specified before an offer of Notes, that all Notes issued or to be issued under these Final Terms are classified as prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

UNITED KINGDOM LEGEND - This document is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).

This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

This document, the prospectus supplement and the base prospectus have been prepared on the basis that the Notes are “excluded securities” for the purposes of the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and accordingly there will not be a prospectus prepared or published for the purposes of the POATRs or the Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (“PRM”). None of this document, the prospectus supplement or the base prospectus constitute a prospectus for the purposes of the POATRs or the PRM.

UK MiFIR PROFESSIONALS/ECPs-ONLY - Manufacturer Target Market (UK MiFIR Product Governance) is eligible counterparties and professional clients only (all distribution channels).

EUROPEAN ECONOMIC AREA LEGEND - This document, the prospectus supplement and the base prospectus have been prepared on the basis that all offers of the Notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce or publish a prospectus for offers of the Notes. Accordingly, any person making or intending to make any offer within a Member State of the Notes which are the subject of an offering contemplated in the prospectus supplement and the base prospectus may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of the Notes shall require the Issuer or any underwriter to produce or publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Neither the Issuer nor any underwriter has authorized, nor do they authorize, the making of any offer of the Notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation.

Neither the Issuer nor any underwriter have authorized, nor do they authorize, the making of any offer of the Notes through any financial intermediary, other than offers made by the relevant underwriter which constitute the final placement of the Notes contemplated in the prospectus supplement.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

AUSTRALIA LEGEND – If you are a person in Australia, this document is directed and available only to a person who is not a “retail client” as defined in Chapter 7 of the Corporations Act 2001 (Cth) (the “Corporations Act”) and in respect of whom disclosure is not required to be made under Parts 6D.2 or 7.9 of the Corporations Act.

MACAO LEGEND – The Notes have not been and will not be registered or otherwise authorized for offer and sale in Macao under the Macao Special Administrative Region Financial System Act (Law No. 13/2023) (the “FSA”) and Guideline on Provision and Distribution of Financial Products (Circular no. 033/B/2010-DSB/AMCM dated 17 September 2010), the Guideline on Issuance and Information Disclosure of Corporate Bond and Guideline on Underwriting and Trustee Business of Corporate Bond (Circulars no. 011/B/2023-DSB/AMCM dated 1 November 2023) and guideline regarding Registration System for Bond Issuance through Public Subscription (Circular no. 012/B/2023-AMCM) (the “AMCM Circulars”), thus may not be offered or sold in Macao, unless such offer is made by Macao licensed entities according to the FSA and AMCM Circulars and upon their communication to the Monetary Authority of Macao (Autoridade Monetária de Macau) (the “AMCM”) and the relevant authorities and institutions (when applicable), in observation of the guidelines and recommendations issued by the AMCM and the relevant authorities and institutions (when applicable) from time to time. Dealers who are not Macao licensed entities will not promote, distribute, sell or deliver any of the Notes in Macao.